FA14-1996 SL

                            PIZZA HUT, INC.

                     LOCATION FRANCHISE AGREEMENT



DATE:  _______________________

PARTIES:                 Pizza Hut, Inc.
                         9111 East Douglas
                         P. O. Box 428
                         Wichita, Kansas 67201

           Franchisee    _______________________
                         _______________________
                         _______________________
                         _______________________


RECITALS: PHI franchises a system of restaurants throughout the United States and in certain foreign countries under the name and mark "PIZZAEHUT".

      Franchisee desires to obtain a franchise to operate "PIZZAEHUT" restaurants at the site(s) specified in this Agreement. PHI is willing to grant the rights set forth in this Agreement to Franchisee, subject to Franchisee's strict compliance with the terms of this Agreement;

AGREEMENT NOW, THEREFORE, in consideration of the mutual promises and agreements set forth in this Agreement, PHI and Franchisee agree as follows:

1.   DEFINITIONS    In this Agreement, the following  terms  have  the
following meanings:

      1.1. Adequate Delivery Service. OAdequate Delivery ServiceO means delivery of Approved Products in accordance with the standards described in SectionE2.3.

      1.2 Advertising Fund. The OAdvertising FundO is the fund established in accordance with SectionE7.1, into which PHI, Franchisee, and other domestic franchisees of PHI (subject to the terms of SectionE7.1) make payments for national advertising, and which PHI or its designee will spend in accordance with SectionE7.1.

      1.3. Affiliates. A Person's "Affiliates" are all Persons that directly or indirectly control, are controlled by, or are under common control with, the Person.

      1.4.  Agreement.   "Agreement" means  this  Franchise  Agreement
(including all Appendices), as amended from time-to-time.

      1.5. Approved Products. "Approved Products" are the food, beverages, promotional items, and other products approved by PHI (in the Manual or another written document) for sale in, or other disposition to the public from, System Restaurants.

       1.6.   Co-op.   "Co-op"  means  any  co-operative   advertising
association established in accordance with SectionE 7.4.

      1.7 Delivery Area. ODelivery AreaO means the area(s) described in AppendixEB, or the modified Delivery Area if Franchisee's Delivery Area is changed pursuant to SectionE2.3.

      1.8. Direct or Indirect. "Direct or indirect", when used in describing ownership or other interests in an entity or an agreement, means that intervening levels of ownership are disregarded.

      1.9.  Franchisee.   "Franchisee", when  capitalized,  means  the
Person(s) identified as "Franchisee" on the first page of this Agreement, or any approved successor.

      1.10. Good Standing. Franchisee is in "Good Standing" under this Agreement at all times except when Franchisee is in default of this Agreement (regardless of whether PHI has given Franchisee notice pursuant to SectionE18.2).

     1.11. Gross Sales. "Gross Sales" means the total of all cash or other payments received (including the fair value of an exchange and all payments by check, credit, or charge account, regardless of whether the checks, credits, or charge accounts are ultimately paid) for the sale or use of any products, goods, or services that are sold at or from any System Restaurant. Gross Sales exclude only price discounts and allowances, and taxes imposed directly on sales or services by governmental authorities, and then only if the amount of the tax is added to or absorbed in the selling price and is actually paid to the appropriate governmental authority.

      1.12. Interest. "Interest", when used in the context of an interest in Franchisee or in this Agreement, means any direct or indirect beneficial or legal ownership interest in Franchisee or in this Agreement.

      1.13. IPHFHA. "IPHFHA" means I.P.H.F.H.A., Inc., a Delaware corporation, that is frequently referred to as the International Pizza Hut Franchise Holders Association.

      1.14.      Lease.   "Lease" means any written or  oral  contract
allowing one Person to possess or use the property of another Person, and includes subleases and contracts for deed.

      1.15  Location(s).   OLocation(s)O means the  specific  site  or
sites, listed in AppendixEB, at which franchisee is authorized by this Agreement to operate System Restaurants.

      1.16. Manual. The "Manual" is the set of documents (in one or more volumes), as published, supplemented and revised (from time-to-
time), and disseminated by PHI, that explain and define the proper operation of System Restaurants.

      1.17. Person. "Person" means both natural persons and legal entities (including corporations, partnerships, limited liability companies, and trusts).

       1.18.       PHI.   "PHI"  means  PizzaEHut,  Inc.,  a  Delaware
corporation, and its successors and assigns.

      1.19. PizzaEHut Marks. "PizzaEHut Marks" means only those trademarks, trade names, service marks, trade dress (including product package designs), symbols, slogans, emblems, logos, insignia, designs, external and internal building designs and other architectural features, and any combination of the foregoing that Franchisee is authorized to use in connection with the System Restaurants. AppendixEA to this Agreement is a list of the PizzaEHut Marks that consist of words or a combination of words and design that Franchisee is authorized to use on the date of this Agreement. PHI may, from time to time, designate other PizzaEHut Marks pursuant to SectionE3.1 of this Agreement.

       1.20. Related Persons. FranchiseeOs "Related Persons" consist of all Persons having an Interest in Franchisee; all of Franchisee's Affiliates; the officers, directors, partners, trustees, and beneficiaries of Franchisee and of any Person having an Interest in Franchisee; and the spouses and minor children of any of the foregoing individuals.

      1.21 System Restaurants. OSystem RestaurantsO are only the following three types of OPizzaEHutO restaurant concepts: (a) "Red Roof" restaurants - (PHI's original concept) from which Pizza Hut pizza (and other Approved Products) are sold for dine in and carryout consumption, and may be delivered for off-premises consumption; (b) Delivery restaurants - from which Pizza Hut pizza (and other Approved Products) are delivered for off-premises consumption; and (c) Delivery/Carryout (or "DelCo") restaurants - from which Pizza Hut pizza (and other Approved Products) are sold for carryout and are delivered, all for off-premises consumption.

       1.22. System Restaurant Concepts. The phrase "System Restaurant Concepts" refers collectively to the three types of Systems Restaurants describe in SectionE1.21. "System Restaurants" and "System Restaurant Concepts" do not include any other OPizzaEHutO restaurant concept or any other type of restaurant or business owned by PHI or its Affiliates.

      1.23. Term. "Term" means the period during which the rights granted by this Agreement are in effect, which starts on the date of this Agreement, and (unless terminated early as allowed by SectionE
18) ends on the day before the 20th anniversary of this Agreement, with no rights of renewal.

      1.24. Transfer. "Transfer" includes every absolute or conditional method of transferring a legal or equitable, record or beneficial Interest in Franchisee or in this Agreement, whether voluntary, involuntary, or by operation of law, and includes a change in beneficiaries or trustees of a trust.

2.  GRANT OF FRANCHISE

      2.1. Grant of Franchise. PHI grants to Franchisee, during the Term, the non-exclusive franchise to operate System Restaurants at the Location(s),using the PizzaEHut Marks; to promote and sell Approved Products and related services from System Restaurants at the Location(s); and to deliver Approved Products produced at System Restaurants throughout the Delivery Area (subject to Franchisee providing Adequate Delivery Service as provided for in SectionE2.3). Franchisee may not operate any System Restaurant except at the Location(s), and may not deliver products produced at the System Restaurants or using the PizzaEHut Marks except within the Delivery Area. Franchisee covenants that it will use its best efforts to promote sales of Approved Products from its System Restaurants and throughout the Delivery Area.

      2.2. No Subfranchise Right. The franchise granted by this Agreement is personal to Franchisee. Franchisee may not subfranchise to any other Person all or any part of the franchise granted by this Agreement.

       2.3. Delivery Service. Franchisee shall provide Adequate Delivery Service to the entire Delivery Area throughout the Term. Adequate Delivery Service means delivery service in accordance with PHI's then-current standards for delivery.

           At any time during the Term, PHI may consider whether Franchisee is providing Adequate Delivery Service to the entire Delivery Area. If PHI preliminarily determines that Franchisee is not providing Adequate Delivery Service throughout the Delivery Area, PHI will give Franchisee written notice of the areas within the Delivery Area that are not receiving Adequate Delivery Service. Franchisee may, within 90 days, submit a written protest to PHI that identifies the geographic boundaries of the area to which Franchisee contends it is providing Adequate Delivery Service. If Franchisee fails to timely submit a written protest, PHI's preliminary determination shall become immediately effective. PHI will consider any written protest timely submitted by Franchisee but PHI shall in its sole discretion make the final determination of the area to which Franchisee is providing Adequate Delivery Service. PHI will give Franchisee written notice of its final determination within 90 days after receipt of Franchisee's written protest, at which point it shall be effective. The Delivery Area shall be re-defined to include only the areas to which PHI finally determines Franchisee is providing Adequate Delivery Service.

     2.4. Relocation Rights. If Franchisee desires to relocate any of Franchisee's existing System Restaurants, Franchisee will request PHI's permission to do so. As part of its request, Franchisee must supply PHI with justification for the relocation (such as expiration of an existing lease or changed demographics) and any other information PHI requests. If PHI consents to the relocation, PHI will notify Franchisee of the portion (if any) of the initial fee that Franchisee may transfer from the existing System Restaurant to the proposed replacement System Restaurant and the date by which Franchisee must open the replacement System Restaurant to receive the credit (if any). To receive any credit, Franchisee must open the replacement System Restaurant for business within 12 months after closure of the existing System Restaurant. This Agreement will govern Franchisee's operations at any such replacement System Restaurant.

      2.5. Limitations on the Franchise. Franchisee (a)Emay not conduct any business using any portion of the System Restaurant Concepts licensed by this Agreement at any sites except the Location(s), and (b)Emay not make deliveries of products produced at the System Restaurants to any points outside the Delivery Area.

      2.6. Protected Radius. During the Term, PHI will not develop or operate, or allow any other franchisee or licensee to develop or operate, System Restaurants (i.e., specifically limited to the System Restaurant Concepts franchised by this Agreement) at the Location(s) or at any point within 500 yards of the Location(s). Furthermore, as long as Franchisee is providing Adequate Delivery Service throughout the Delivery Area, PHI will not provide delivery service, and will not allow any other licensee or franchisee to provide delivery service, for Approved Products using the PizzaEHut Marks to any point within the Delivery Area.

           Except as set forth in this SectionE2.6, Franchisee has no exclusivity and no rights to exclude development of concepts owned, franchised or licensed by PHI or its Affiliates. PHI and its
Affiliates may develop and operate, or may franchise and license others to operate, any business concept except the System Restaurant Concepts at any place, including immediately adjacent to the Location(s), and may use the PizzaEHut Marks or any other trademarks owned or developed by PHI or its Affiliates in connection with those concepts, even if such concepts sell products that are the same as, or similar to, Approved Products.

3.  DESIGNATION AND USE OF MARKS

     3.1. Designation of PizzaEHut Marks. PHI may, from time-to-time, designate new PizzaEHut Marks as applicable to the System Restaurants. In addition, PHI may, from time-to-time, modify or delete existing PizzaEHut Marks. PHI will give Franchisee written notice of the addition, modification, or deletion of PizzaEHut Marks. Franchisee will cease use of any deleted PizzaEHut Marks within the time stated in the notice of deletion. PHI now owns and may in the future own marks that are not PizzaEHut Marks. Franchisee will have absolutely no right to use any mark owned or controlled by PHI except the PizzaEHut Marks.

     3.2. Use of PizzaEHut Marks. The franchise granted to Franchisee to use the PizzaEHut Marks is applicable only to Franchisee's System Restaurants located at the Location(s), except that Franchisee may use the PizzaEHut Marks in connection with advertisements for the System Restaurants and may deliver products produced at the System Restaurants throughout the Delivery Area. Franchisee will use the PizzaEHut Marks strictly according to the terms and conditions of this Agreement.

      Franchisee may not offer or sell any food, beverage, or other product (whether or not an Authorized Product) at or from any System Restaurant under or in connection with any trademark, service mark, trade name, or trade dress (including product package design) other than the PizzaEHut Marks, without PHI's prior, written consent in each case. Franchisee will cause all point of purchase materials and all other paper goods, all exterior/interior signage, and all promotional and advertising materials to bear the PizzaEHut Marks as instructed by PHI.

     3.3. Ownership of PizzaEHut Marks. PHI is the sole and exclusive owner of the PizzaEHut Marks. Nothing contained in this Agreement vests in Franchisee any interest in any of the PizzaEHut Marks, other than the limited license granted by this Agreement. All goodwill now or in the future associated with and/or identified by one or more of the PizzaEHut Marks (including any goodwill arising out of Franchisee's use of the PizzaEHut Marks) belongs directly and exclusively to PHI.

      Franchisee may not interfere in any manner with, and will not attempt to attack, contest, or prohibit, (a) any use of the PizzaEHut Marks by PHI or by any other franchisee or licensee of PHI that is not directly contrary to the terms of this Agreement, or (b) PHIOs ownership of the PizzaEHut Marks. The provisions of this SectionE3.3 will survive the termination or expiration of this Agreement.

      3.4. Protection of PizzaEHut Marks. Franchisee will immediately notify PHI, in writing, if (a) a third party claims that the PizzaEHut Marks infringe trademarks owned by the third party, or otherwise challenges Franchisee's use of the PizzaEHut Marks, or (b) Franchisee knows or suspects that a third party is infringing the PizzaEHut Marks. Franchisee will provide PHI with any information available to Franchisee about the matter.

      PHI will use reasonable efforts to protect the PizzaEHut Marks, including (in its sole and absolute discretion) instituting, prosecuting, and/or settling judicial or administrative actions or proceedings. Whenever requested to do so by PHI, Franchisee will cooperate fully in those actions or proceedings. Franchisee may not, however, take any action with respect to any challenges against FranchiseeOs use of the PizzaEHut Marks, or any known or suspected infringements of the PizzaEHut Marks by other parties, without PHI's prior, written approval (which PHI may grant or withhold in its sole discretion).

      Franchisee will exercise caution in its use of the PizzaEHut Marks to ensure that the PizzaEHut Marks (and the goodwill associated with them) are not jeopardized in any manner. Franchisee may not use the PizzaEHut Marks in any manner or in connection with any statement or material that is (in PHI's reasonable judgment) in bad taste or inconsistent with PHI's public image, or that could tend to involve PHI in a matter of political or public controversy, or tend to bring disparagement, ridicule, or scorn upon PHI, the PizzaEHut Marks, or the goodwill associated with the PizzaEHut Marks.

4.  TRAINING AND ASSISTANCE

     4.1. Management Training Programs.

           A. PHI Programs. PHI will offer a training program for Franchisee and the managers of Franchisee's System Restaurants, at locations and at times selected by PHI. The training programs, which may include more than one segment, will be structured to provide practical training in the implementation of the System Restaurant Concepts, and the operation of System Restaurants. PHI will bear the costs of providing the actual training programs, including the overhead costs of training, staff salaries, materials, and all technical training tools. Franchisee will pay all traveling, living, compensation, and other expenses incurred by Franchisee or Franchisee's employees in connection with attendance at the training programs. The course content, format, operation, and manner of conducting these training programs will be in the sole control of PHI.

           B. Training Mandatory. Franchisee will not allow any of Franchisee's System Restaurants to be managed by any person who has not successfully completed PHI's management training course. If a manager dies, resigns, or is terminated, Franchisee will not be in default of this requirement if the successor manager begins the required training course within 90 days after first assuming the duties of a manager and successfully completes the course.

           C. Independent Training Programs. Franchisee may request that PHI approve a management training program proposed by Franchisee as an alternate method of complying with this SectionE4.1. PHI has no duty to review Franchisee's program unless Franchisee pays all costs of PHI's review; PHI has no duty to approve Franchisee's program unless Franchisee satisfies PHI that Franchisee's program is at least the equivalent of PHI's program. PHI may revoke its approval of Franchisee's training program whenever, in PHI's opinion, the training program fails to satisfy this standard.

5.  MANUAL

      5.1. Loan of Manual. PHI will loan to Franchisee, at no charge, one complete set of the applicable portions of the Manual for each System Restaurant. Franchisee may borrow from PHI further copies of some or all portions of the Manual, upon payment of the fee set by PHI.

      5.2. Ownership of Manual. All copies of the Manual will remain the exclusive property of PHI. Franchisee may not copy, and will prevent all Persons, including Franchisee's employees and Related Persons, from copying, any portion of the Manual. Franchisee will return to PHI, at the end of the Term, all copies of the Manual in the possession of Franchisee, Franchisee's employees or its Related Persons.

      5.3. Confidentiality of Manual. The entire contents of the Manual constitute PHI's confidential trade secrets. Franchisee may not, and will use its best efforts to ensure that no other Persons disclose or use (except as authorized by this Agreement) any of the contents of the Manual or any other trade secrets of PHI, whether during or after the Term.

      5.4. Protection of Trade Secrets. The information contained in the Manual is a trade secret; disclosure of any of the information contained in the Manual would cause irreparable harm to PHI. PHI is entitled to obtain injunctive relief against Franchisee, without posting bond or other security, to protect the contents of the Manual from disclosure and improper use. Franchisee waives all defenses it might otherwise have to equitable relief for this purpose.

      5.5. Updates. PHI may, from time-to-time, update, correct or modify the Manual. Franchisee will follow any instructions from PHI concerning those updates, corrections and modifications, including instructions to remove and replace certain pages contained in the Manual, and instructions to destroy or to return to PHI the old (or removed) pages or volumes. If there is ever a disagreement about the proper contents of the Manual, the master copy of the Manual kept by PHI at its home office is conclusively the controlling version.

6.  STANDARDS; DUTIES OF FRANCHISEE AND OPERATOR

      6.1. Interpretation of Standards. PHI has sole discretion to interpret the standards that it sets forth in the Manual or elsewhere.

       6.2. Promulgation of Standards. In the Manual, PHI has promulgated standards of operation for each type of System Restaurant. PHI has also promulgated standards of usage for the PizzaEHut Marks, and other standards intended to ensure the consistency of the System Restaurant Concepts. PHI may, from time-to-time, add to, delete, or change standards. Franchisee will comply with any change in the standards within the time-frame set by PHI. At all times throughout the Term, Franchisee will comply with all standards then current.

      6.3. Limitation on Promulgation of Standards. PHI will not impose any new or modified standard that requires structural changes, remodeling, or renovation with a cost estimated by PHI to exceed $10,000.00 per System Restaurant, more often than once every 5 years.

      6.4. Inspections. PHI's authorized representatives may enter upon the premises of Franchisee's System Restaurants at any time during the System Restaurant's normal business hours, and at any other reasonable time, for the purpose of determining whether the business is being conducted in accordance with PHI's standards, the Manual and the terms of this Agreement.

If any inspection indicates any deficiency, Franchisee will correct or repair the deficiency within 48 hours after Franchisee receives a written report of the deficiency from PHI. If (a) the deficiency is one that Franchisee has a right to cure under SectionE18.2 and (b) the deficiency cannot be cured within 48 hours, Franchisee will not be in default if Franchisee begins the necessary corrections or repairs within the 48-hour period, and diligently pursues the work to completion. If the deficiency is one that imminently threatens the health or safety of FranchiseeOs employees or the consuming public, PHI may (instead of terminating this Agreement as allowed by SectionE18.1 H) require Franchisee to cease operating the effected System Restaurant until the deficiency is corrected. If Franchisee does not cure the deficiency within the permitted time, PHI may make, or hire someone else to make, the corrections or repairs. Franchisee will reimburse PHI, upon demand, for all of PHI's repair expenses.

      6.5. Compliance with Laws. Franchisee will comply with all applicable laws and regulations governing the operation of its System Restaurants.

      6.6. Identification. Franchisee will maintain PHI-approved signage, identifying the System Restaurant as a PIZZA HUT restaurant, and giving any other information that PHI requires. In addition, Franchisee will prominently post a PHI-approved sign inside each System Restaurant, stating Franchisee's name and stating that the System Restaurant is operated by Franchisee under a franchise from PHI.

      6.7. Uniforms. Franchisee will require all employees, while working in any System Restaurant, to: (a) wear uniforms of the color, design, and other specifications that PHI designates from time-to-time, and (b) present a neat and clean appearance.

      6.8. Coin-Operated Machines. Franchisee may not permit any vending, game, audio, video, other coin- or currency-operated machines, or any other service, product, or entertainment machine of any kind (whether or not similar to those listed), to be installed or maintained on the premises of Franchisee's System Restaurants without PHI's prior written approval. Unless otherwise provided in the Manual, PHI consents to the installation in each System Restaurant of up to the following numbers of coinDoperated machines:

                                   Delivery  and  DelCo
             Red Roof Restaurants  Restaurants
             One cigarette         Two newspaper
             vending machine       vending machines
             Two newspaper         One coin telephone
             vending machines
             Two coin telephones   One video game
                                   machine
             Onevideo game
             machine
             One audio jukebox

The portion of receipts from all coinDoperated machines located on the premises of a System Restaurant that is payable as directed by Franchisee (even if paid by the vendor directly to the unitOs manager) is part of Gross Sales.

     6.9. Assumed Name Certificate. Franchisee will promptly file and publish, in all states and counties in which Franchisee does business, a certificate of doing business under an assumed or fictitious name. Franchisee will indicate in each certificate that it is doing business as OPizzaEHutO under a franchise from PHI. Franchisee will furnish a certified copy of each certificate to PHI promptly after its filing

      6.10. Approved Products. Franchisee may not manufacture, advertise for sale, sell, or give away from any System Restaurant any product except Approved Products. All Approved Products will be distributed under the specific name or Mark (if any) approved by PHI.

          A. Standard and Optional Items. Franchisee will offer for sale in each of its System Restaurants all Approved Products that PHI designates as OstandardO for the type of System Restaurant, unless PHI agrees otherwise in writing. In addition, Franchisee may offer Approved Products designated by PHI as OoptionalO for the System Restaurant in which offered.

           B. Menu Modification. Any time PHI notifies Franchisee that an item will become a OstandardO Approved Product, or that an item will no longer be an Approved Product (either OstandardO or OoptionalO), PHI will include a deadline by which Franchisee must offer the new OstandardO Approved Product for sale, or must cease selling the item that is no longer an Approved Product. The deadline will be at least 90 days after PHI gives Franchisee the notice, in the case of a new OstandardO Approved Product, and at least 30 days after PHI gives Franchisee the notice, in the case of a product that is no longer an Approved Product.

           C. No Unprepared Products. Franchisee may not sell or distribute any food product or ingredient except as a complete and fully prepared food product ready for immediate consumption.

      6.11. SUS Computer System. Franchisee will use and maintain in all System Restaurants the franchisee version of the SUS (Single Unit System) Computer System (or such other computerized point-of-sale system as PHI may designate or approve), including all enhancements, upgrades, modifications, and additions to the SUS system designated by PHI. PHI is currently the only approved supplier of the SUS System software. Franchisee will acquire the SUS System software from PHI by signing a separate License and Support Agreement, a copy of the current version of which is attached as AppendixEH. The SUS License and Support Agreement requires Franchisee to pay PHI's standard support and maintenance fees. Franchisee will acquire all necessary hardware to operate the SUS System software from a vendor approved by PHI, and will dedicate that hardware solely to the operation of the SUS System.

The SUS System software, and all enhancements, additions, upgrades, and modifications thereto, constitute PHI's confidential information subject to the confidentiality requirements of SectionsE5.3, 5.4 and
12. Franchisee will store all data and information on the SUS System as PHI may designate from time to time. PHI may, at any time, access Franchisee's SUS System and retrieve, analyze, download and use all software, data and files stored or used thereon.

PHI owns all aspects of the SUS System, including all enhancements, upgrades, modifications and additions, regardless of who develops or conceives of any such changes. Upon termination of this Agreement, Franchisee will cooperate fully in the removal of the SUS System software from all of Franchisee's System Restaurants.

      6.12.      Prices.   Franchisee  will  establish,  in  its  sole
discretion, prices for all Approved Products sold by Franchisee.

7.  ADVERTISING

     7.1. National Advertising.

           A.    Advertising Fund.  Subject to the remainder  of  this
Section 7.1, Franchisee will make a monthly payment to PHI (for the Advertising Fund) in an amount equal to 3% of Franchisee's Gross Sales from each System Restaurant for the prior month. PHI will use the Advertising Fund to develop and administer advertising, promotional, and marketing programs designed to promote and enhance the collective success of all System Restaurants, except that PHI, in its sole discretion, may rebate some or all of the Advertising Fund to Franchisee and other franchisees for use in local marketing. PHI need not expend payments to the Advertising Fund in the same year that they are received, and need not prove that Franchisee received any benefit from Franchisee's payments to the Advertising Fund. PHI's good faith decisions regarding expenditure of the Advertising Fund will be final and binding. PHI may, in its sole discretion, seek input from Franchisee or other franchisees regarding expenditure of the Advertising Fund.

           B. IPHFHA. On the date of this Agreement, PHI is a party to an agreement dated March 31, 1975 (as subsequently amended) with IPHFHA concerning advertising for System Restaurants (the "Advertising Committee Agreement"). During the period that the Advertising Committee Agreement is in force, Franchisee will be a member of IPHFHA, will abide by the constitution, bylaws, rules and regulations of IPHFHA, and will timely pay the dues that IPHFHA assesses its members for contribution to the national advertising fund administered by the Advertising Committee under the Advertising Committee Agreement. The amount that Franchisee pays as dues to IPHFHA for contribution to the national advertising fund administered by the Advertising Committee under the Advertising Committee Agreement will be credited, dollar for dollar, toward Franchisee's 3% national advertising obligations set forth in Section 7.1.A. PHI will remit all of the national advertising payments that Franchisee makes to PHI to the Advertising Committee. At any time that IPHFHA holds a vote concerning the dues to be paid by its members, Franchisee will exercise all of Franchisee's voting power to implement a dues rate equal to 3% of the prior months Gross Sales.

           C. Delegation of Authority. During the period that the Advertising Committee Agreement is in force, PHI may delegate its authority over, and control of, the Advertising Fund to the Advertising Committee. During the period of this delegation, PHI will have no responsibility for the Advertising Fund, or for the decisions made by the Advertising Committee. PHI will nonetheless retain final control over all uses of the Pizza Hut Marks.

      7.2. Local Advertising.  In addition to the payments required by
Section 7.1, Franchisee will expend each month 1% of Franchisee's prior month's Gross Sales from each System Restaurant on local advertising in the general marketing area of Franchisee's System Restaurants. Such local advertising shall be confined to broadcast media, subject to PHI's prior written consent.

      7.3. Approval of Advertising. All advertising copy and other materials used by Franchisee will be in strict conformity with the standards, formats, and specimens contained in the Manual or otherwise established by PHI. Franchisee may not use any design, advertisement, sign, or form of publicity, unless first submitted to PHI and approved by PHI in writing (except with respect to prices), and not later disapproved. Any request by Franchisee for PHI's approval will be addressed to PHI (marked, "Attention: Advertising Department - Ad Review"), and PHI will endeavor to respond within 30 days. Whenever Franchisee elects to use, in the manner and time frame intended by PHI, advertising supplied by PHI or a promotional item specifically approved by PHI, Franchisee may use that advertising or promotional item without further approval.

Upon written notice from PHI, Franchisee will immediately discontinue use of any unapproved advertising materials. If Franchisee does not discontinue and remove the unapproved materials within 5 days after notice, PHI or its authorized agents may, at any time, enter upon the premises of Franchisee's System Restaurants or elsewhere and remove and destroy the materials without paying for them and without being liable for trespass or other tort.

      7.4. Co-operative Advertising. PHI may, from time-to-time, establish co-operative advertising associations ("Co-ops") for various groups of System Restaurants. PHI may establish or modify Co-ops based upon marketing areas, type(s) of System Restaurants, or any other criteria chosen by PHI in its sole discretion. If PHI elects to establish Co-ops, it may, from time-to-time, direct Franchisee to join one or more Co-ops and to contribute some or all of Franchisee's local advertising money (otherwise required to be expended by Franchisee pursuant to SectionE7.2) to one or more of the Co-ops. The monthly contributions to a Co-op (if any) required by this SectionE7.4 will be made on or before the 20th day of each month, based on the prior month's Gross Sales of each of Franchisee's System Restaurants in the Co-op. PHI reserves the right to establish bylaws, voting rules, membership agreements, standard advertising agency agreements, and other standards concerning the operation of Co-ops, advertising agencies retained by Co-ops, and advertising programs conducted by Co-ops .

8.  PURCHASE OF EQUIPMENT, SUPPLIES AND OTHER PRODUCTS

      8.1. Use of Approved Supplies and Approved Distributors. PHI may, from time-to-time, publish one or more listings of approved equipment, supplies, and distributors, which listings may be specific as to manufacturer, brand name, item/model/catalog number, preparation or manufacturing facility, or other factors considered relevant by PHI. PHI may add to or delete from the listings at any time. Franchisee will only purchase and use approved equipment and supplies in connection with Franchisee's operations under this Agreement, and will obtain all equipment and supplies only from or through approved distributors. If Franchisee desires to purchase any equipment or supplies that are not then approved, or to purchase any items from or through a distributor that is not then approved, Franchisee will submit to PHI a written request for approval. PHI may inspect the facilities of the manufacturer, producer, or distributor, and may require Franchisee (or the manufacturer, producer, or distributor) to submit samples, specifications, and other information concerning any equipment or supplies for which approval is sought. PHI is not required to inspect or test any proposed manufacturer, producer, or distributor until PHI is satisfied that all costs associated with inspection and testing of the proposed manufacturer, producer, or distributor and of samples of their products (including salaries of PHI employees, travel costs, and laboratory charges) will be borne by Franchisee (or the manufacturer, producer, or distributor). PHI may reDinspect the facilities and products of any approved manufacturer, producer, or distributor from time-to-time, and may revoke its approval upon failure to continue to meet any of PHI's criteria as then in effect.

       8.2. Trade Secret Items. PHI's spice blends are highly confidential secret recipes and are trade secrets of PHI. Accordingly, Franchisee may use only PHI's secret spice blends in the preparation of Approved Products and will buy from PHI, or a source designated by PHI, Franchisee's full requirements of PHI's spice blends as well as any other trade secret or patented items that PHI develops in the future.

     8.3. Product Rebate.

          A. For the purpose of this SectionE8.3, the term "Company" includes any business entity controlling, controlled by, or under common control with, PHI.

           B. Franchisee may purchase from Company, upon such terms as Company may offer, such items as Company may offer for sale to Franchisee.

           C. Within 4 months after the end of each fiscal year of Company, Company will determine its rate of gross profit and its rate of net pre-tax profit attributable to sales by Company to all its PizzaEHut franchisees of only food, paper products, and similar restaurant supplies (but not of any other items, including, without limitation, nonfood items manufactured by Company and other items such as furnishings, interior and exterior decor items, and equipment) for the fiscal year.

           In making this determination, the sales, gross profit, and net pre-tax profit for all entities will be combined (without considering accounting eliminations) into one financial statement, and Company's cost will be reduced by any cash discounts that Company received from its vendors.

          D.   If --

               i) the rate of gross profit as determined by Company exceeds 14%, or

               ii) the rate of net pre-tax profit as determined by Company exceeds 2.5%,

then in either event Company will, within 30 days thereafter, pay to Pizza Hut franchisees entitled thereto, in the manner provided in paragraph E. below, an amount equal to the excess as determined under either i) or ii) above, whichever is greater; provided, however, that the aggregate payment called for herein shall in no event exceed an amount equal to Company's net pre-tax profit attributable to sales of food, paper products, and similar restaurant supplies by Company to all its Pizza Hut franchisees for said fiscal year.

          E. Company will pay to each Pizza Hut franchisee its share of the amount determined to be payable by Company under paragraphs C. and D. above, in the form of a cash payment or a credit, at the option of the franchisee, pursuant to procedures established by Company. The share of each Pizza Hut franchisee will be in an amount which bears the same relationship to the total amount determined to be payable by Company under paragraphs C. and D. above as such franchisee's gross purchases from Company of food, paper products, and similar restaurant supplies bear to gross purchases of such items from Company by all franchisees; the parties expressly agree that such share shall be determined without regard to any other factors, including, without limitation, product mix variations, delivery and service charges, regional price variations, or other price variations.

9.  FEES AND PAYMENT SCHEDULE

      9.1. Initial Franchise Fee. Franchisee will pay PHI an initial franchisee fee of $25,000 for each System Restaurant. The initial franchise fees will be fully earned when due, and will not be refundable, in whole or in part, under any circumstances. The entire initial franchise fee is payable before the System Restaurant opens.

      9.2. Monthly Service Fees. Franchisee will pay PHI monthly an amount equal to 6.5% of Franchisee's Gross Sales from each System Restaurant for the prior month. If applicable law prohibits Franchisee from paying PHI a percentage of Franchisee's revenues from the sale of alcoholic beverages, Franchisee will pay PHI monthly an amount equal to 7% of Franchisee's Gross Sales (excluding from those Gross Sales, however, all revenues from the sale of alcoholic beverages) from each System Restaurant in the affected jurisdiction for the prior month. Franchisee will pay all monthly service fees on or before the 20th day of the month. If PHI has not received the fee by the last day of the month in which the payment is due, Franchisee will pay a "late charge" equal to 1.5% of the delinquent amount (or such lesser amount as PHI may designate) and an equal late charge for each subsequent month that payment is delayed. PHI may apply any payments received from Franchisee to the oldest amounts due from Franchisee, regardless of any contrary designation by Franchisee.

      9.3. Transfer Fees. As partial reimbursement of PHI's costs of review and approval of a Transfer of any Interest in Franchisee or in this Agreement, Franchisee will pay PHI, on or before the effective date of each Transfer, and as a condition to PHI's approval, a transfer fee equal to $2,500 plus an additional $250 for each Location covered by this Agreement (whether or not Franchisee is then operating a System Restaurant at any Location).

      9.4. Offset Rights. At any time that Franchisee or its Related Persons are 30 days or more delinquent in paying any sums owed to PHI or its Affiliates, PHI may offset any sums owing by PHI against moneys owed by Franchisee or its Related Persons.

      9.5 Taxes. In additon to the other payments provided for in this Agreement, Franchisee will pay PHI, or its Affilates, all sales taxes, personal property taxes, excise taxes, value added taxes and similar taxes imposed upon or required to be collected or paid by PHI, or its Affilates, on account of services or goods furnished to Franchisee through sale, lease or otherwise, or on account of collection by PHI of the Initial Franchise Fees or Monthly Service Fees called for by this Agreement. Franchisee shall pay such taxes upon demand and in the manner designated by PHI, or its Affiliates.

10.  BUSINESS PREMISES

      10.1. Restrictions on Use. Unless Franchisee receives PHI's prior, written consent, Franchisee will conduct from the premises of each of Franchisee's System Restaurants (including any adjacent sidewalks and parking areas) only business activities licensed by this Agreement.

      10.2. Site Selection. Franchisee is solely responsible for selecting sites at which to develop System Restaurants. PHI will not be liable to Franchisee if a location chosen by Franchisee fails to be profitable or otherwise fails to meet Franchisee's expectations.

      10.3. Construction of System Restaurants. Franchisee will obtain all necessary governmental permits and licenses before constructing, modifying, or remodeling any System Restaurant. Franchisee will complete any construction or other work on each System Restaurant within a reasonable time after Franchisee begins work on that System Restaurant. Franchisee will begin operation of each new System Restaurant within 30 days after completion of construction, and will give PHI at least 10 days written notice before beginning operations.

      10.4. Right to De-Identify. If the premises at which a System Restaurant is operated are leased, the lease will contain an express right of de-identification, in the following form:

             Upon termination or non-renewal of this Lease, Lessee/Tenant may de-identify the leased premises. If Lessee/Tenant fails to do so, Pizza Hut, Inc., is given the express right to de-identify. Deidentification consists of removal of all signs; modification or remodeling of all identifying architectural features (by removing the cupola from the roof, replacing any trapezoidal windows with rectangular windows, and similar actions); repainting as necessary to no longer use the color scheme used by Pizza Hut, Inc.; and any other steps necessary (in the sole discretion of Pizza Hut, Inc.) to effectively distinguish the formerly leased premises from Pizza Hut, Inc.'s proprietary building design(s). All de-identification will be done without cost to Lessor/Landlord.

      10.5. Repair and Maintenance. Franchisee will repair and repaint the interior and exterior of all System Restaurants as appropriate and as requested by PHI. Franchisee will, at all times, maintain the interior and exterior of the System Restaurants as well as the surrounding premises in a clean and orderly condition. If Franchisee leases the locations on which the System Restaurants are located, Franchisee will require the leases to contain an express right to undertake this repair and maintenance.

      10.6. Proof of Compliance. Before opening each System Restaurant, Franchisee will provide to PHI either a copy of a deed showing that title to the real estate on which the System Restaurant will be located is held by Franchisee, or a letter from the landlord of the premises in the form of Appendix C.

     10.7. System Restaurant Closure. Franchisee may not cease to operate any System Restaurant without PHI's prior consent, except upon condemnation or expiration of a lease pursuant to its terms at execution. Franchisee acknowledges that the damages to PHI from unauthorized closure of a System Restaurant are difficult to calculate; therefore, if Franchisee violates this SectionE10.7, Franchisee will pay as liquidated damages, and not as a penalty, an amount equal to 24 times the average monthly service fees paid or due with respect to the closed System Restaurant during the calendar year before the closing. If the System Restaurant was not open for business for a full calendar year, the liquidated damages will be 24 times the highest monthly service fee during the period the System Restaurant was open.

11.  BOOKS AND RECORDS

     11.1. Maintenance of Books and Records. Franchisee will keep on the premises of each of Franchisee's System Restaurants or at Franchisee's principal place of business, and will preserve for at least 5 years after the date of their preparation (regardless of any intervening expiration or termination of this Agreement), true and accurate records, ledgers, accounts, books, and data in the form that PHI requires. Franchisee's records will accurately reflect all details relating to the business done at each System Restaurant. Franchisee will submit to PHI with its payment of the monthly service fees a monthly statement of Gross Sales and, within 45 days after the close of each fiscal quarter, a quarterly profit and loss statement, on a unit-by-unit basis. In addition, Franchisee will, within 90 days after the end of each of Franchisee's fiscal years, provide PHI with a complete annual profit and loss statement and a consolidated balance sheet prepared in accordance with generally accepted accounting principles, consistently applied. If requested by PHI, the annual profit and loss statement and balance sheet will be reviewed by an independent certified public accountant in accordance with the Statements on Standards for Accounting and Review Services, and will contain a signed opinion by the accountant to that effect. PHI reserves the right to require any further information about Franchisee's business under this Agreement that PHI from time to time reasonably prescribes. PHI will take reasonable precautions to maintain the confidentiality of all financial reports provided by Franchisee, but if Franchisee executes any promissory notes to PHI, PHI may disclose the financial reports provided by Franchisee to any third party to whom PHI sells or pledges (or attempts to sell or pledge) the promissory notes from Franchisee.

       11.2. Inspection and Audit. PHI and its agents or representations may examine and audit all of Franchisee's records, accounts, and books at all reasonable times. Franchisee will cooperate with any examination or audit by gathering records, accounts, and books for easy access, and by providing other assistance PHI reasonably requests. If any inspection or audit discloses that any financial statement delivered to PHI by Franchisee is in error, Franchisee will immediately pay to PHI any deficiency found to be owing, plus a finance charge at the maximum rate permitted by law, accruing from the date payment was first due. If the deficiency is 2% or more of the amount due, then in addition, Franchisee will reimburse PHI for the cost and expense of the inspection or audit within 5 business days after receiving a bill from PHI.

      11.3. Selection of Accountants. Franchisee will use the accounting services of a national or large regional firm of certified public accountants selected by Franchisee, or another accounting service reasonably satisfactory to PHI. Franchisee will notify PHI of the name and qualifications of any accounting service (other than a national or large regional firm of certified public accountants)
selected by Franchisee; that accounting service will be considered satisfactory to PHI unless, within 30 days after PHI's receipt of Franchisee's notice of the name and qualifications of the accounting service, PHI notifies Franchisee of PHI's objection to the accounting service. PHI may withdraw its approval of any accounting service (including national and large regional firms) upon reasonable advance notice to Franchisee.

12.  COVENANTS AGAINST COMPETITION

     12.1.     Acknowledgments.  Franchisee acknowledges:

           A. Uniqueness. The food products, methods of doing business, and other elements composing the System Restaurant Concepts (including the information set forth in the Manual) are distinctive, and have been developed by PHI at great effort, time, and expense.

            B. Secret Information. Franchisee has regular and continuing access to valuable and confidential trade secrets regarding the System Restaurant Concepts, and to PHI's knowledge, know-how, and expertise concerning the operation of a retail food business. It would  be  an unfair method of competition for Franchisee  to  use  or
duplicate  any  of  PHI's  trade  secrets,  knowledge,  know-how,   or
expertise  for  any  use  other  than  operations  pursuant  to   this
Agreement.

     12.2. In-Term Covenants. During the Term, Franchisee and its Related Persons may not (without the prior, written consent of PHI), directly or indirectly, individually or as a partner, joint venturer, shareholder, officer, creditor, director, employee, trustee, or agent of an organization, own, operate, finance, or provide consulting services to any business (other than a System Restaurant operated pursuant  to  this  Agreement) engaged in the  business  of  operating
restaurants   (including  the  delivery  and   carryout   aspects   of
restaurants) that sell pizza, pasta or other food items similar to Approved Products.

      During the Term, Franchisee and its Related Persons may not (without the prior, written consent of PHI) lease, sublease, or otherwise permit the use of, any portion of any premises owned, leased, or controlled by any of them for purposes of operating a business (other than a System Restaurant operated pursuant to this Agreement) engaged in whole or substantial part (more than 10% of its sales), in the production or sale (at wholesale or retail) of any pizza, pasta or other food items similar to Approved Products.

      12.3. Post-Term Covenants. For a period beginning on the termination or expiration of this Agreement and ending on the date specified below, neither Franchisee nor its Related Persons may engage, nor assist others to engage, directly or indirectly, individually or as a partner, joint venturer, shareholder, officer, creditor, director, employee, or agent, in the production or sale (at wholesale or retail) of any pizza, pasta or other food items similar to Approved Products: (a) within a 25-mile radius of any Location;
(b)Eanywhere within the county within which one or more Locations are situated; or (c)Eanywhere within 10 miles of a location in the United States at which PHI or any subsidiary, Affiliates or franchisee of PHI operates a System Restaurant on the date of termination or expiration of this Agreement.

      For a period beginning on the date any Person Transfers all of its Interest in Franchisee or in this Agreement, and ending on the date specified below, the transferring Person may not engage, directly or indirectly, individually or as a partner, joint venturer, shareholder, officer, creditor, director, employee, or agent, in the production or sale (at wholesale or retail) of any pizza, pasta or other food items similar to Approved Products: (a) within a 25-mile radius of any Location; (b)Eanywhere within the county within which one or more Locations are situated; or (c)Eanywhere within 10 miles of a location in the United States at which PHI or any subsidiary, Affiliates or franchisee of PHI operates a System Restaurant on the date of termination or expiration of this Agreement.

      As to each of the covenants, and any Person bound by the covenants, contained in this SectionE12.3, the covenant will expire on the date the Person has been in full compliance with the covenant for 18 consecutive months. Each of the covenants set forth in the foregoing paragraphs are independent of the others, and the unenforceability of one will not affect the others.

      12.4. Perpetual Covenant. In addition to the covenants of confidentiality contained in SectionE5.3, Franchisee and its Related Persons may never (whether during or after the Term) take any actions that would have the probable effect of impairing PHI's ownership of or goodwill in the PizzaEHut Marks and/or in the System Restaurant Concepts.

      12.5. Stock Ownership. The limitations on being a direct or indirect owner or shareholder of a business, as contained in this SectionE12, do not apply to ownership of 1% or less of the issued and outstanding stock in any corporation traded on a national stock exchange.

13.  EMPLOYMENT RELATIONS

      13.1. Franchisee's Employees. Franchise will be solely responsible for all of Franchisee's employment practices, including hirings, terminations, and other personnel actions. Franchise will protect, defend, and indemnify PHI, its affiliates, officers, and employees, from any and all proceedings, claims, and causes of action instituted by Franchisee's employees, or by others, that arise from Franchisee's employment practices.

      13.2. Interference. During the Term, neither PHI nor Franchisee may employ, directly or indirectly, any individual in a managerial position who is at the time, or was at any time during the prior 6 months, employed in a managerial position by the other party, nor may Franchisee employ, directly or indirectly, any individual in a managerial position who is at the time, or was at any time during the prior 6 months employed in a managerial position by any other franchisee of PHI. This restriction will not be violated if, at the time PHI or Franchisee employs the individual, the current or former employer has given its written consent. If the restrictions contained in this SectionE13 are violated, the amount of actual damages will be difficult to determine; therefore, the former employer will be entitled to liquidated damages in an amount equal to twice the total annual compensation of the employee involved (annualized, if appropriate, to reflect the rate of compensation for a full year's employment), plus reimbursement of all costs and attorneys' fees incurred. For purposes of this SectionE13, "managerial position" means all employees at the pay grade of restaurant manager and above.

14.  TRANSFERS

      14.1. Transfers by PHI. PHI may Transfer its rights and obligations under this Agreement without the consent of, or notice to, Franchisee. This Agreement will inure to the benefit of, and be binding upon, the successors and assigns of PHI.

     14.2. Transfers by Franchisee. Except as otherwise permitted by this SectionE14 and SectionE15, neither Franchisee nor any Person with an interest in Franchisee may, without PHI's prior written
consent,  directly  or  indirectly  Transfer  any  Interest  in   this
Agreement or any Interest in Franchisee. Any purported Transfer without PHI's prior, written consent will have no effect, except to cause a default under this Agreement.

      14.3. Transfer of Assets. Franchisee may not, without PHI's prior written consent, Transfer or offer to Transfer any assets that bear any of the PizzaEHut Marks, except (a) to PHI or a subsidiary or franchisee of PHI, or (b) to an established salvage dealer, who destroys or disables the assets transferred under FranchiseeOs direct supervision.

      In addition, Franchisee may not, without PHI's prior written consent, offer to Transfer by public or private auction, or advertise publicly for Transfer, any of the furnishings, interior and exterior decor items, supplies, inventory, fixtures, equipment, smallwares, or other personal property used in connection with Franchisee's System Restaurants.

      14.4. Consent to Transfers. PHI may withhold its consent to any proposed Transfer unless, in addition to the other requirements of this SectionE14 and the requirements of SectionE15, the following conditions are met, to PHI's satisfaction, before the effective date of the proposed Transfer:

           A. No Default. Franchisee is not in default under this Agreement or any other agreement with PHI, and Franchisee and its Related Persons have satisfied all accrued monetary and other obligations to PHI and its Affiliates.

           B. Release. Franchisee and the transferor have each executed a general release, in a form prescribed by PHI, of all accrued claims against PHI, its Affiliates, and their respective officers, directors, and employees.

           C. Transfer Standards. The proposed transferee has demonstrated to PHI's satisfaction that the proposed transferee is, in all respects, acceptable to PHI (including, if the proposed transferee is already a franchisee of PHI, that it is in Good Standing under its franchise agreements with PHI), and that the proposed transferee meets all of PHI's then current requirements for new franchisees (or for holders of an interest in a franchisee, as the case may be) including possession of good moral character and reputation, work experience, aptitude, financial background and condition, credit rating, absence of conflicting interests, and ability to comply fully with the terms of this Agreement.

          D. Assumption of Obligations. The proposed transferee has entered into a written assumption agreement, in a form prescribed by PHI, assuming and agreeing to discharge all of transferor's obligations relating to this Agreement and to the System Restaurants covered by this Agreement (including all obligations owing to third parties not related to PHI).

           E. Training. If not previously trained, the proposed transferee, its manager, and its other employees responsible for the operation of all System Restaurants, have satisfactorily completed the training PHI then requires under SectionE4.1.

          F. Transfer Fee. The transfer fee required by SectionE9.3 has been paid.

           G. Acknowledgment. If Franchisee or any owner of an Interest in Franchisee is transferring all of its Interest in this Agreement or in Franchisee, the proposed transferor has signed an acknowledgment that the covenants contained in SectionE12 will continue to apply to the proposed transferor after the Transfer.

      14.5. Death or Incapacity. Upon the death or permanent incapacity of Franchisee or any individual with an Interest in Franchisee, the executor, administrator, or personal representative of the affected individual will Transfer all of the individual's Interest to a third party approved by PHI within 6 months. All Transfers pursuant  to  this  SectionE14.5, including  Transfers  by  devise  or inheritance, will be subject to the same conditions as any other Transfer (including the conditions set forth in SectionsE14.4 and 14.6). Nevertheless, in the case of a Transfer by devise or inheritance, if the heirs or devisees of the deceased are unable to meet the conditions in SectionE14.4, the personal representative of the deceased will have a reasonable time (not more than 12 months after the date of death) to dispose of the decedent's Interest in this Agreement or in Franchisee, subject to all applicable terms and conditions for Transfers contained in this Agreement. In the case of permanent incapacity of an individual owner of an Interest in Franchisee or in this Agreement, the incapacitated individual may, with PHI's written consent, retain a non-controlling ownership Interest in Franchisee.

      14.6. Right of First Refusal. If Franchisee or any owner of an Interest in Franchisee receives and desires to accept any bona fide offer to Transfer all or any part of his, her, or its Interest in this Agreement or in Franchisee, and the intended Transfer is not a gift to a spouse or a direct descendant, and if the Transfer of such Interest would either (1) result in a change in control of the Franchisee, or
(2) constitute a Transfer of any Interest by a Person holding a 10% or greater Interest in Franchisee, Franchisee or the proposed transferor will submit to PHI an executed copy of the agreement for Transfer (which will be conditioned on this right of first refusal). PHI may, within 30 days after receipt of a signed copy of the agreement and all necessary supporting documentation (including financial statements), send written notice to the transferor that PHI (or a Person designated by PHI) intends to purchase the Interest which is proposed to be Transferred on the same terms and conditions (or, at PHI's election, the reasonable cash equivalent, not including the value of any tax benefits, of any non-cash consideration) offered by the third party. Any material change in the terms of an agreement before closing will constitute a new agreement, subject to the same right of first refusal by PHI (or its designee) as in the case of the initial agreement. PHI's failure to exercise its right of first refusal will not constitute a waiver of any other provision of this Agreement, including any of the requirements of this SectionE14 with respect to approval of the proposed transferee.

15.   NON-INDIVIDUAL  FRANCHISEES  If  Franchisee,  any  owner  of  an
Interest  in  Franchisee,  or  any  successor  thereof,  is   not   an
individual, then each of the following provisions will apply:

      15.1. List of Individual Owners. Upon execution of this Agreement, upon each Transfer of an Interest in Franchisee, and at any other time upon PHI's request, Franchisee will furnish PHI a list of all Persons having an Interest in Franchisee, an indication of the voting rights and percentage Interest of each of those Persons, and a list of all officers, directors and similar officials of Franchisee, in the form of AppendixED. PHI may require the same information regarding all Persons having an Interest in Franchisee.

      15.2. Personal Guaranties. Upon the execution of this Agreement, upon each Transfer of an Interest in Franchisee, and at any other time upon PHI's request, all holders of a 10% or greater Interest in Franchisee will execute a written agreement in the form of Appendix E, personally guaranteeing, jointly and severally with all other holders of a 10% or greater Interest in Franchisee, the full payment and performance of Franchisee's obligations to PHI and to PHI's Affiliates. On the same occasions, all officers, directors and similar officials of Franchisee, and all holders of an Interest in Franchisee, will sign an agreement in the form of AppendixEF, undertaking to be bound by all the terms of this Agreement, including the restrictions on Transfers and the covenants of confidentiality and against competition. None of these guaranties or agreements will be released by a Transfer of an Interest in Franchisee; all guaranties and undertakings may be released only by a written release signed by PHI.

       15.3.       Organizational  Documents.   All  of   Franchisee's
organizational documents (including articles of partnership, partnership agreements, articles of incorporation, bylaws, shareholders agreements, and trust instruments) will recite that the issuance and Transfer of any Interest in Franchisee is restricted by the terms of this Agreement, and that the sole purpose for which Franchisee is formed (and the sole activity in which Franchisee is or will be engaged) is the conduct of a retail food business pursuant to one or more franchise agreements from PHI. Franchisee will submit to PHI, upon the execution of this Agreement, a resolution of Franchisee (or its governing body) in the form of AppendixEG.

      15.4. Transfer Restrictions. Franchisee will maintain stop instructions against the Transfer on its records of any securities or other ownership Interests, and will not issue securities or other evidences of ownership without the following legend printed legibly and conspicuously on the face of the security or other evidence of ownership:

            The transfer of this certificate and the interests it represents are subject to the terms and conditions of one or more Franchise Agreements with Pizza Hut, Inc., and to the restrictive provisions of the organizational documents of the issuer. Please refer to those documents for the terms of the restrictions.

      15.5. Permitted Assignments. Franchisee may assign not more than an aggregate total of 20% of the Interests in Franchisee to employees of Franchisee who are actively engaged in the operation of Franchisee's business under this Agreement, as long as the proposed transferee submits to PHI a franchise application in the form prescribed by PHI from time to time. Transfers under this provision may be made without complying with the other terms of this SectionE15. Once created, those ownership Interests will be subject to all terms and conditions of this Agreement, including the restrictions on Transfers, the requirements of shareholder guaranties and agreements, and the covenants of confidentiality and against competition.

     15.6. No Publicly Traded Ownership Interests. Franchisee and its Related Persons may not offer, solicit, engage in, or effect any transaction, whether financial or otherwise, that could foreseeably result, directly or indirectly, in Opublic tradingO or Opublic ownershipO (as those terms are commonly understood for purposes of federal and state securities laws) of any securities or other Interests in (a) Franchisee, (b) any parent company of Franchisee, (c) this Agreement, or (d) the System Restaurants operated by Franchisee or any assets used by Franchisee in connection with those System Restaurants.

      15.7. Changes in Ownership or Organization. Franchisee and its Related Persons will not reorganize or otherwise change the ownership or organizational structure of Franchisee or its Related Persons in any manner that is inconsistent with the provisions of SectionsE14 and 15.

16.  INSURANCE AND INDEMNIFICATION

       16.1. Property Insurance. Franchisee will obtain and maintain throughout the Term, at its own expense, property insurance on an all-risk basis including flood coverage up to the limits available in the National Flood Insurance program, from financially-responsible insurance companies, insuring Franchisee's System Restaurants and their respective contents (whether those System
Restaurants are completed or under construction) for the full replacement value of the System Restaurants. In the event of damage covered by insurance, the proceeds of the insurance will be used to restore the System Restaurants to their original condition within 120 days, unless restoration is prohibited by the appropriate lease or applicable law, or PHI has otherwise consented in writing.

      16.2. Liability Insurance. Franchisee will obtain and maintain throughout the Term, at its own expense, with a financially-responsible insurance company, comprehensive general liability insurance (including products liability and completed operations coverage), comprehensive automobile liability insurance (including coverage for all owned, non-owned, leased, or hired vehicles), and liquor liability (dram shop) insurance, all in amounts at least equal to $3,000,000 combined single limit for death, personal injury, and property damage, as well as workers' compensation insurance (coverage
B). All liability insurance maintained by Franchisee will designate PHI as an additional insured, as its interests may appear, and will insure against PHI's vicarious liability for actual and (unless prohibited by applicable law) punitive damages assessed against Franchisee.

      16.3. Proof of Insurance. Franchisee will file with PHI certificates of insurance showing all coverages required by this SectionE16, and will promptly pay all premiums on the policies as and when those premiums become due. In addition, all policies will contain a provision requiring 30 days' prior, written notice to PHI, by certified or registered mail, of any proposed cancellation or modification of the policies. If Franchisee fails to obtain or maintain the insurance required by this SectionE16, PHI may, in addition to any other rights it may have, procure insurance for Franchisee without notice, and Franchisee will pay the premiums for, and PHI's cost of acquiring, that insurance immediately upon demand for those amounts.

      16.4. Indemnification and Waiver. Franchisee will indemnify PHI, its Affiliates, and their respective employees, officers, and directors against all loss, damage, or liability (including attorneysO fees and costs) incurred by any of them owing to claims that arise directly or indirectly from or in connection with Franchisee's operations under this Agreement. If Franchisee fails to maintain the insurance required by this SectionE16, or fails to name PHI as an additional insured under that policy, then FranchiseeOs obligations of indemnity under this SectionE16.4 will also extend to all liability that would have been insured by an appropriate policy (including liability arising from PHIOs own negligence). The insufficiency of the insurance required to be maintained by Franchisee under the terms of this SectionE16 will not be a defense to liability under this SectionE16.4.

      Franchisee waives all claims it may have against PHI, its Affiliates, and their respective officers, directors, and employees (including claims arising from training, establishment of procedures, and food and other products distributed but not manufactured by PHI or its Affiliates), except for claims arising from those parties' intentional misconduct or gross negligence.

17.  REQUESTS FOR WAIVERS AND CONSENTS

     17.1. Requests for Waivers or Consents. Whenever Franchisee desires PHI's waiver of any obligation in this Agreement, and whenever this Agreement requires Franchisee to obtain PHI's prior, written consent, Franchisee will address its written request for the waiver or consent to PHI's Vice President-Franchising (unless PHI specifies another individual or department in writing). The request will specify the provision of this Agreement for which a waiver or consent is sought, and will set forth the basis for the request. PHI's failure  to  advise  Franchisee within 45 days after  receipt  of  the request that a request is denied constitutes PHI's consent to the request (except that, if PHI gives Franchisee written notice within the 45-day period that PHI requires additional information or documentation from Franchisee, the 45 days will not begin until Franchisee has provided PHI with all relevant information and documentation requested).

      17.2. Effect of Waivers and Consents. All requests for waivers and consents will be considered on a case-by-case basis, and
nothing  requires  PHI  to  grant any  waiver  or  consent.   PHI  may
condition   the  grant  of  a  waiver  or  consent  as  PHI  considers appropriate.

       17.3.       No   Implied  Waivers.   Except  as   provided   in
SectionE17.1, no other action or inaction by PHI will constitute a waiver, or impair any right, power, or option reserved to PHI by this Agreement. No waivers can be inferred from PHIOs failure to respond to a situation with respect to which Franchisee has not requested a waiver in accordance with SectionE17.1.

18.  DEFAULT AND TERMINATION

      18.1. Defaults Without Cure Right. Franchisee will be in default and, in addition to all other remedies PHI has at law or in equity, including money damages, injunctive relief, and attorney's fees, PHI may, upon written notice to Franchisee, terminate this Agreement without affording Franchisee any opportunity to cure the default upon the occurrence of any of the following events or conditions:

           A. Financial Performance. If the total of Franchisee's debts is greater than the fair value of Franchisee's assets, or if Franchisee is generally not paying its debts as those debts become due, or if Franchisee admits in writing its inability to pay its debts, or if Franchisee makes a general assignment for the benefit of its creditors, or if Franchisee ceases doing business as a going concern, or if Franchisee files a petition commencing a voluntary case under any chapter of the Bankruptcy Code (11 U.S.C. 101, et seq.), as amended.

           B. Improper Transfer. If, without the prior, written consent of PHI, or in any other manner inconsistent with the terms of this Agreement, (i) Franchisee Transfers or attempts to Transfer an Interest in this Agreement, (ii) any owner of an Interest in Franchisee Transfers or attempts to Transfer any portion of that Interest, (iii)EFranchisee or any of its Related Persons violates SectionE15.6, or (iv) Franchisee dissolves or liquidates.

           C. Failure to Allow Inspection. If Franchisee does not allow PHI or its employees or agents access to any System Restaurant or to any of Franchisee's records, or if Franchisee otherwise impairs PHI's rights of inspection and audit under this Agreement.

           D. Criminal Conviction. If Franchisee (or any of its Related Persons actively involved in the operation, supervision, or management of any System Restaurant) is convicted of a felony or other crime involving moral turpitude.

           E. Disclosure of Secrets. If Franchisee or any of its Related Persons discloses, permits the disclosure of, or uses, the contents of the Manuals or any other trade secrets or confidential or proprietary information provided to Franchisee by PHI, contrary to the provisions of this Agreement or otherwise to the detriment of PHI.

           F.   Falsification of Records.  If Franchisee knowingly  or
through gross negligence maintains false books or records, or knowingly or through gross negligence submits any false report to PHI.

            G. Habitual Default. If Franchisee defaults under SectionE18.2 on 3 or more occasions in any 12-month period, or on 5 or more occasions in any 36-month period, even if Franchisee would otherwise be given an opportunity under SectionE18.2 to cure the particular default involved.

           H.    Endangerment.   If Franchisee conducts  the  business
licensed by this Agreement so contrary to this Agreement and the Manual as to constitute an imminent danger to the public health.

           I. Material Misrepresentation. If Franchisee (or any Person having a 10% or greater Interest in Franchisee) made a material misrepresentation about any material fact in a franchise application given to PHI.

           J. Unauthorized Closure or Loss of Occupancy Right. If any System Restaurant is closed for business for more than 15 consecutive days, for reasons other than a casualty loss, without PHI's prior written consent, or Franchisee permanently loses its right to occupy a Location.

     18.2. Defaults Subject to Cure Rights. Franchisee will be in default and, in addition to all other remedies PHI has at law or in equity, including damages, injunctive relief, and attorney's fees, PHI may, subject to the notice and cure provisions described below, terminate this Agreement if 1)EFranchisee does not promptly pay when due any moneys owing to PHI or its Affiliates, or 2)EFranchisee breaches any term, covenant, duty, or condition of this Agreement not listed in SectionE18.1.

      PHI will not terminate this Agreement for any default under this SectionE18.2 until PHI first gives Franchisee written notice of, and an opportunity to cure, the default. Except as provided below, PHI will give Franchisee 30 days after the effective date of notice to cure any such default. If Franchisee's current default involves a failure to timely pay amounts owing PHI or its Affiliates, and if Franchisee has previously been in default for failure to timely pay under this Agreement in the 12 months immediately before the date on which PHI gives Franchisee notice of Franchisee's current default, PHI will only be required to give Franchisee 10 days to cure Franchisee's current default.

     18.3. Non-Termination Remedies. If Franchisee defaults under SectionE18.1, or does not timely cure a default under SectionE18.2, PHI may, in its sole discretion, and in lieu of terminating this Agreement, refuse to allow Franchisee to relocate any existing System Restaurants or to develop any additional System Restaurants. PHI will give Franchisee written notice if PHI elects this option. Any action taken by PHI in accordance with this Section will be in addition to any other right or remedy PHI may have, including a civil action for legal or equitable relief.

19.  POST-TERMINATION PROVISIONS

     19.1. Use of PizzaEHut Marks and Systems. Upon expiration or termination of this Agreement, Franchisee will immediately discontinue use of the PizzaEHut Marks and of the System Restaurant Concepts. In addition, upon notice from PHI, Franchisee will immediately discontinue use of PHI's color scheme (by repainting, if necessary) and will immediately remove all identifying architectural superstructure (as set forth in the plans and specifications) and other distinguishing structures, decor items, furniture, and equipment from all former System Restaurants and other facilities as PHI may direct, in order to effectively distinguish Franchisee's former System Restaurants and other facilities from PHI's proprietary design(s) and trade dress. If Franchisee does not make all required changes within 7 days after written notice, then PHI, in addition to any other remedy it has, may enter upon the premises of any former System Restaurant owned or leased by Franchisee, and make or cause to be made all necessary changes at the expense of Franchisee (without being liable for trespass or any other tort), which expense Franchisee will pay upon demand.

      19.2. Cessation of Rights. All obligations of PHI to Franchisee under this Agreement, and all rights of Franchisee under this Agreement, will immediately terminate upon termination of this Agreement.

     19.3. Effect on Other Duties. In no event will a termination of this Agreement affect the obligations of Franchisee and its Related Persons to pay their accrued monetary obligations to PHI and to comply with their various post-term obligations, including the covenants in SectionE12.

      19.4. Spice Blends. Franchisee will sell and PHI will buy, at Franchisee's cost, all quantities of the secret spices and other trade secret items that Franchisee has in stock upon termination or non-renewal of this Agreement.

      19.5. Trademarked Items. PHI may, by written notice within 30 days after expiration or other termination of this Agreement, purchase from Franchisee all items bearing any of the PizzaEHut Marks. If PHI exercises this option, the purchase price for the items will be the lowest of the fair market value of the items, Franchisee's purchase price for the items, or Franchisee's book value for the items.

     19.6. Telephone Numbers. PHI may, upon written notice within 30 days after expiration or other termination of this Agreement, take an assignment of all telephone numbers (and associated listings) for Franchisee's System Restaurants and centralized order-taking facilities (if any).

20.  DISPUTE RESOLUTION

      20.1. Jurisdiction and Governing Law. This Agreement takes effect upon its acceptance and execution by PHI. This Agreement is governed by, and should be construed in accordance with, the internal laws of the State of Kansas (without giving effect to Kansas choice of law rules). Franchisee acknowledges the importance to the System Restaurant Concepts of uniformity of interpretation, and therefore consents and waives any objections Franchisee might otherwise have to the jurisdiction and venue of any state or federal court of general jurisdiction in Sedgwick County, Kansas, or any other county or district in which PHI then has its principal place of business, with respect to any proceedings arising out of this Agreement or the relationship between the parties. Franchisee further agrees that it will bring any legal proceedings arising out of this Agreement or the relationship between the parties only in such courts. Franchisee agrees that mailing of any process to Franchisee's appropriate address pursuant to SectionE21.5, by registered or certified mail or reputable private delivery service, will constitute lawful and valid process.

      20.2. Remedies Cumulative. All remedies provided in this Agreement are cumulative and non-exclusive. PHI may simultaneously seek relief specifically provided for by this Agreement and relief not so provided, and may also seek two or more forms of relief otherwise inconsistent, and that could not be granted simultaneously. A request by PHI for interim damages for a particular violation will not constitute an admission that the continuation of the violation would not cause irreparable harm to PHI.

      20.3. Mediation. All disputes between PHI and Franchisee relating to this Agreement will be submitted to mediation under the
National Franchise Mediation Program administered by the Center for Public Resources (or, if that program is discontinued, any successor program or the nearest available substitute). This SectionE20.3 applies only to disputes that are specific to Franchisee and not to issues that affect PHIOs franchisees generally.

     20.4. Injunctive Relief. In case of a breach or a threatened breach of any provision of this Agreement by Franchisee, PHI will, in addition to any other remedy it has, and notwithstanding any other provision of this Agreement (including SectionE20.3), be entitled to an injunction restraining Franchisee from committing or continuing to commit any breach or threatened breach of this Agreement, without showing or proving any actual damage sustained by PHI, and without posting bond or other security. No action for a preliminary or temporary injunction by PHI may be stayed pending mediation, but once a temporary injunction (pending outcome of the dispute) is granted, the issues underlying the dispute will be submitted to mediation in accordance with SectionE20.3.

     20.5. Attorneys' Fees. If PHI and Franchisee become involved in litigation, the losing party will reimburse the prevailing party's outside attorneys' fees and all expenses. This provision will not apply to attorneys' fees incurred by the parties in connection with mediation conducted pursuant to SectionE20.3.

21.  MISCELLANEOUS

      21.1. Relation of Parties. PHI and Franchisee are not and will not be considered as joint venturers, partners, or agents of each other. Neither Franchisee nor PHI will have the power to bind or obligate the other except as set forth in this Agreement.

       Franchisee specifically acknowledges that the relationship created by this Agreement is not a fiduciary, special, or any other similar relationship, but rather is an arm's-length business relationship. PHI owes Franchisee no duties except as expressly provided in this Agreement.

      21.2. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, will be deemed an original, but all counterparts together will constitute but one and the same instrument.

      21.3. Third-Party Beneficiaries. The other franchisees of PHI are intended beneficiaries of SectionE13 of this Agreement; the Affiliates of PHI, and the employees, officers, and directors of PHI and its Affiliates are intended thirdDparty beneficiaries of SectionE16.4 of this Agreement. Nothing else in this Agreement is intended to confer any rights or remedies upon any Person or legal entity not a party to this Agreement.

      21.4. Severability. The portions of this Agreement relating to the payment of fees to PHI, and the portions relating to the protection and preservation of the PizzaEHut Marks, the System Restaurant Concepts, and PHI's trade secrets are critical to this Agreement; if any portion of them is declared invalid or unenforceable for any reason, PHI will have the option to terminate this Agreement immediately, upon written notice to Franchisee. All other terms and conditions of this Agreement, and every portion of those other terms and conditions, will be considered severable. If, for any reason, any portion of this Agreement (other than the nonseverable portions, as defined in the first sentence of this SectionE21.4) is determined to be invalid or contrary to or in conflict with any applicable present or future law, rule, or regulation, in a final, unappealable ruling issued by any court, agency, or tribunal with valid jurisdiction in a proceeding to which PHI is a party, that ruling will not impair the operation of, or have any other effect upon, any other portion of this Agreement, each of which will remain binding upon the parties and continue to be given full force and effect. Any invalid portion will be deemed removed from this Agreement as of the date upon which the ruling becomes final (if Franchisee is a party to such proceedings) or upon Franchisee's receipt of notice of non-enforcement from PHI, and will further be deemed replaced by the closest enforceable provision.

     21.5. Protests, Requests and Notices. All protests, requests and notices required or permitted by the terms of this Agreement will be in writing and sent either by certified or registered mail (return receipt requested), by reputable private delivery service, or by hand delivery. All notices will be sent to the respective address of PHI (marked, except as otherwise required by this Agreement, "Attention:
Vice President-Franchising") or Franchisee shown on page 1 of this Agreement, until PHI or Franchisee (as the case may be) gives notice, in writing, of a new address. Neither PHI nor Franchisee must send multiple notices; a single notice to the specified address will suffice, and if multiple addresses are specified by either party, the sending party may send notices to any single address chosen in good faith. Notices will be effective on the day delivery is made or first attempted at the specified address during normal business hours (8
a.m. to 5 p.m., Monday through Friday, except national or state holidays), except that notices of change of address will be effective 10 days after that date.

      21.6. Time of Essence. Time is of the essence of this Agreement and of each provision of this Agreement.

      21.7 Rules of Construction. The following rules were used in drafting this Agreement, and should be used in construing it:

           A. Auxiliary Verbs. The auxiliary verb OwillO is used in a mandatory fashion. Any time this Agreement provides that a party will do something, the statement is obligatory, and is intended to apply throughout the life of this Agreement. By contrast, the auxiliary verb OmayO is permissive when stated affirmatively (Oa party may do somethingO means that the party is permitted, but not required, to take the action), and by extension, prohibitive when stated negatively (that is, the statement that Oa party may not do somethingO is a denial of permission, and therefore means not only that the action is not required, but also that it is not permitted).

           B. Includes. The word OincludesO (in all its tenses and variations) is always used in the non-exclusive sense. As a result, the words "including" or "includes" can always be read as if followed by the phrase, "but [is] not limited to" or the phrase, "without limitation".

          C. Accounting Periods. Any time that this Agreement calls for a party to take an action OmonthlyO, the party may instead use regular accounting periods that are no longer than 35 days long. For example, a party may use 13 accounting periods of 4 weeks each (a O52/53 week fiscal yearO) or may use 12 accounting periods arranged so that there are two 4Dweek and one 5Dweek accounting period each fiscal quarter. PHI currently uses a 52/53 week fiscal year, divided into 13 4Dweek periods, ending on the Wednesday before the last Saturday in December of each year; PHI may change its accounting cycle on 30 daysO written notice to Franchisee. If Franchisee chooses to use one of these methods of accounting, Franchisee will notify PHI of the method chosen and the fiscal yearDend used, and may not switch accounting years without consent from PHI.

           D. Locations, Boundaries and Measurements. The sites of the Locations and the boundaries of the Delivery Area are based on the physical location of the references used to describe the Locations or the boundaries on the date of this Agreement. If a street address is used to describe a Location, the renumbering of the addresses will not serve to move the Location. If a specified boundary of the Delivery Area is described as a street, the center line of the street is intended; if the boundary is described as a political dividing line (such as a city limit), the line utilized by the appropriate political jurisdiction is intended. The area and physical location of any Location or of the Delivery Area will not be altered by a subsequent movement of the references originally used to describe the Location or the Delivery Area. Furthermore, it is only those points to the "inside" of the boundary that form a part of the Delivery Area (for example, if a Delivery Area is bounded on the north by Main Street, only the area south of the center line of Main Street is within the Delivery Area ).

          For all calculations based upon a distance (for example, the limitation on opening a System Restaurant within 500 yards of a Location), the measurement will be made in a straight line between the nearest points; if any portion of an object is within the prescribed distance from a point, the entire object is considered to be within that distance.

      21.8. Merger. This Agreement (together with the Manual, which is incorporated by reference into this Agreement) contains the entire agreement of the parties with respect to the subject matter discussed in this Agreement.

       All prior discussions or negotiations (written or oral), including those included in PHI's offering circular, are merged into this Agreement, and no representations, inducements, promises, or agreements not embodied in this Agreement will survive the execution of this Agreement. This Agreement may not be modified or amended except (i) pursuant to SectionE17, (ii) by a modification, supplement, or revision to the Manual issued by PHI in accordance with the terms of this Agreement, or (iii) by a written document, signed by both parties, specifically referring to the portion of this Agreement being modified or amended.

ATTEST:                            PIZZA HUT, INC.


___________________________        By:_____________________________
  Secretary/Assistant Secretary      Vice President, Franchising

ATTEST:                            _______________________________


___________________________        By:_____________________________
[Secretary/Assistant Secretary]
                                     Title:_________________________


                              APPENDIX A

                   PARTIAL LIST OF "PIZZAEHUT" MARKS




                                       RegistrationRegistration
            Mark                          Number    ___Date__

PIZZAEHUT                                729,847     04/10/62
PIZZAEHUT                              1,043,014     07/06/76
PIZZAEHUT                              1,069,731     07/19/77
PIZZAEHUT                                926,516     01/04/72
PIZZAEHUT Logo (service mark)          1,028,170     10/23/75
PIZZAEHUT Logo (trademark)             1,061,317     03/15/77
PIZZAEHUT Logo (trademark)             1,089,680     04/19/78
THICK 'N CHEWY                         1,096,909     07/18/78
THIN 'N CRISPY                         1,096,198     07/11/78
Building Design No.1                     852,458     07/09/68
Building Design No.2                   1,068,095     06/21/76
PIZZAEHUT within Sign Design           1,079,511     12/13/77
Roof Design (trademark)                1,116,486     04/10/79
BIG TOPPER (trademark)                 1,374,944     12/10/85
PERSONAL PAN PIZZA (trademark)         1,400,567     07/08/86
BOOK IT! (service mark)                1,430,605     02/24/87
PIZZAEHUT (trademark) lined for color red1,443,457   06/16/87
PIZZAEHUT DELIVERY Design (trademark)  1,445,612     06/13/87
PIZZAEHUT Delivery - Truck Design      1,474,524     01/26/88
MAKIN' IT GREAT! (service mark)        1,505,367     09/20/88
BOOK IT! and design                    1,561,899     10/24/89
PIZZAEHUT Logo (with phone design)     1,661,222     10/15/91
MAKIN' IT GREAT FOR KIDS!              1,693,612     06/09/91
PERSONAL PAN PIZZA EXPRESS
 AND DESIGN                            1,772,099     05/15/93



                              APPENDIX B



LOCATIONS:











DELIVERY AREA:



                              APPENDIX C

Pizza Hut, Inc.
9111 East Douglas
P.  O.  Box 428
Wichita, KS 67201

                   SUBJECT:   LEASE AGREEMENT
                     DATED:   ____________________
         PREMISES LOCATION:   ____________________
                              ____________________
   LEASE COMMENCEMENT DATE:   ____________________

TO PIZZA HUT, INC.

The  purpose  of  this letter is to confirm that the  Lease  described
above,                                                         between
_______________________________________________________,  as   Lessor,
and  your  franchisee, ___________________________________, as  Lessee contains the following provision:

   Upon expiration or termination of this Lease, Lessee/Tenant may de-identify the leased premises. If Lessee/Tenant fails to do so, Pizza Hut, Inc., may de-identify. De-identification consists of removal of all signs, modification or remodeling of all identifying architectural features (by removing the cupola from the roof, replacing any trapezoidal windows with rectangular windows, and similar actions), repainting as necessary to no longer use the color scheme used by Pizza Hut, Inc., and any other steps necessary (in the sole discretion of Pizza Hut, Inc.) to effectively distinguish the formerly leased premises from Pizza Hut, Inc.'s proprietary building design(s). All de-identification will be done without cost to Lessor/Landlord.

As Lessor under the Lease Agreement, the undersigned agrees not to modify the provision set forth above without the prior, written consent of Pizza Hut, Inc.

At any time upon 10 days written notice to Lessor, Pizza Hut, Inc., may receive a copy of the Lease Agreement together with any amendments thereto.


                                   ___________________________


                                   By:________________________
                                             "LESSOR"

                                   Address:____________________
                                   ___________________________
                                   Phone:______________________

                              APPENDIX D

                       CERTIFICATE OF OWNERSHIP


       The undersigned, who is the authorized representative of ____________________________________ ("Franchisee"), hereby certifies to PizzaEHut, Inc., that the following information is true and correct and reflects all of the individuals who own (directly or indirectly) any interest in Franchisee:

                        Shareholder, Officer,     Percentage
                          Director, Member,           of
       Name            Manager, and/or Partner     Interest
____________________       ________________        ________
____________________       ________________        ________
____________________       ________________        ________
____________________       ________________        ________
____________________       ________________        ________
____________________       ________________        ________
____________________       ________________        ________
____________________       ________________        ________
____________________       ________________        ________
____________________       ________________        ________
____________________       ________________        ________
____________________       ________________        ________


Dated as of the ____ day of __________________, 19___.


                                        "Franchisee"

ATTEST:



_____________________________      By: _________________________
                                     Its authorized representative

                                   Title: _______________________



                              APPENDIX E

                           PERSONAL GUARANTY


PIZZA HUT, INC.
9111 East Douglas
P.  O.  Box 428
Wichita, KS 67201

Re: Guaranty of Franchisee Obligations

Dear Franchisor:

To induce you to enter into the Location Franchise Agreement dated _____________, with __________________________________ as
"Franchisee", or to induce you to approve a transfer of a direct or indirect interest in the Franchise Agreement or in Franchisee, we represent and agree as follows:

     1. We are all of the holders (directly or indirectly) of 10% or more of the record or beneficial ownership interests in Franchisee.

      2. We each personally guarantee, jointly and severally with each other, the complete performance of each of the terms and conditions of the Location Franchise Agreement to be performed by Franchisee, and jointly and severally agree to indemnify Pizza Hut, Inc., its "Affiliates" (as that term is defined in the Location Franchise Agreement), and the officers, directors, and employees of each of them from any liability or expense (including reasonable attorneys' fees) sustained by reason of the failure of Franchisee to perform and comply with the terms and conditions of the Location Franchise Agreement.

     3. We understand that disposition of our interest in Franchisee will not release our liability under this Guaranty, and that only a written release signed by PizzaEHut, Inc., will have that effect.

      4. We also understand that this is a continuing, absolute, and unconditional Guaranty, co-extensive with the Location Franchise Agreement. We each expressly waive notice of acceptance of this Guaranty, notice of default by Franchisee, and notice of nonpayment or nonfulfillment of Franchisee's duties, liabilities, and obligations under the Location Franchise Agreement.

Very truly yours,

_______________________

_______________________

_______________________

                              APPENDIX F

                       ASSUMPTION OF OBLIGATIONS


PIZZA HUT, INC.
9111 East Douglas
P.  O.  Box 428
Wichita, KS 67201

Re: Assumption of Obligations

Dear Franchisor:

To induce you to enter into the Location Franchise Agreement dated _____________, with __________________________________ as "Franchisee"
, or to induce you to approve a transfer of a direct or indirect interest in the Location Franchise Agreement or in Franchisee, we represent and agree as follows:

      1. We are all of the officers and directors of Franchisee, and all of the holders (directly or indirectly) of any record or beneficial ownership interests whatsoever in Franchisee.

      2. We each agree to be bound individually by all terms and obligations of the Location Franchise Agreement that are applicable to Franchisee's "Related Persons" (as that term is defined in the Location Franchise Agreement). Without trying to list those terms and obligations, we understand that they include restrictions on disposition of interests in Franchisee and covenants of confidentiality and against competition.

      3. We understand that neither the expiration or termination of the Location Franchise Agreement, nor a disposition of our interests in Franchisee, will release our responsibility to comply with the terms and obligations of the Location Franchise Agreement that are applicable after expiration or termination, or after a disposition (as the case may be). We also understand that there are covenants of confidentiality and against competition in the Location Franchise Agreement that survive the expiration, termination, or disposition of our interests.

Very truly yours,

___________________________        ___________________________

___________________________        ___________________________

___________________________        ___________________________

___________________________        ___________________________
                              APPENDIX G

                  CERTIFICATE OF CORPORATE RESOLUTION



      The undersigned hereby certify to PizzaEHut, Inc. ("PHI"), that they are the duly elected, qualified, and acting President and Secretary of _____________________________________, a
___________________ corporation ("Franchisee"), and that at a duly convened joint meeting of the shareholders and directors of Franchisee, attended by all of them, held on the ____ day of _______________, 19___, the following resolutions unanimously were adopted:

     WHEREAS,   Franchisee  has  entered  into  a   Location
     Franchise  Agreement  (the  "Agreement")  with  PHI  to
     operate   PizzaEHut  restaurants  in  the   location(s)
     specified in AppendixEB of the Agreement; and

     WHEREAS, SectionsE14 and 15 of the Agreement impose certain requirements upon Franchisee, restrict the issuance and transfer of any interest in Franchisee, and require that Franchisee submit to PHI a resolution of Franchisee, ratified by all individuals who own an Interest in Franchisee, which states that without PHI's prior written consent, no Interests in Franchisee will be issued, transferred, or assigned to any person or entity without PHI's prior written consent.

     NOW, THEREFORE, be it resolved (jointly by all individuals who own an Interest in Franchisee) that, except as permitted by SectionsE14, and 15 of the Agreement, no shares of stock or other interests in Franchisee shall be issued, transferred, or assigned to any person or legal entity without PHI's written consent; and

     FURTHER RESOLVED that the Secretary or a similarly charged officer of Franchisee shall maintain stop transfer instructions against the transfer on the corporation's records of any securities that do not comply with the restrictions of this resolution and SectionsE14 and 15 of the Agreement; and

     FURTHER RESOLVED that the Secretary or a similarly charged officer legibly and conspicuously print the following legend on all securities or other documents evidencing an ownership interest in Franchisee:

          The  transfer of this certificate is  subject
          to  the  terms and conditions of one or  more
          Franchise  Agreements with  PizzaEHut,  Inc.,
          and  to  the  restrictive provisions  of  the
          organizational  documents  of   the   issuer.
          Please refer to those documents for the terms of the restrictions.

      The undersigned further certify to PHI that the Articles of Incorporation and Bylaws of Franchisee restrict Franchisee's business activities to operations licensed by PHI or its subsidiaries and affiliates, and that Franchisee is in compliance with those restrictions.

     This certificate is executed _______________________, 19___.



                                        "Franchisee"


                                By: _________________________
                                                    , President



ATTEST:                         By: _________________________
                                                    , Secretary

                            PIZZA HUT, INC.

                     LOCATION FRANCHISE AGREEMENT



                           TABLE OF CONTENTS

                                                                 PAGE
DATE                                                             1
PARTIES                                                          1
RECITALS                                                         1
AGREEMENT                                                        1

1.  DEFINITIONS
      1.1    Adequate Delivery Service                           1
      1.2    Advertising Fund                                    1
      1.3    Affiliates                                          1
      1.4    Agreement                                           1
      1.5    Approved Products                                   1
      1.6    Co-op                                               2
      1.7    Delivery Area                                       2
      1.8    Direct or Indirect                                  2
      1.9    Franchisee                                          2
      1.10   Good Standing                                       2
      1.11   Gross Sales                                         2
      1.12   Interest                                            2
      1.13   IPHFHA                                              2
      1.14   Lease                                               2
      1.15   Locations                                           2
      1.16   Manual                                              2
      1.17   Person                                              2
      1.18   PHI                                                 2
      1.19   PizzaEHut Marks                                     3
      1.20   Related Persons                                     3
      1.21   System Restaurants                                  3
      1.22   System Restaurant Concepts                          3
      1.23   Term                                                3
      1.24   Transfer                                            3
2.  GRANT OF FRANCHISE
      2.1    Grant of Franchise                                  3
      2.2    No Subfranchise Right                               4
      2.3    Delivery Service                                    4
      2.4    Relocation Rights                                   4
      2.5    Limitations on the Franchise                        4
      2.6    Protected Radius                                    4
3.  DESIGNATION AND USE OF MARKS
      3.1    Designation of PizzaEHut Marks                      5
      3.2    Use of PizzaEHut Marks                              5
      3.3    Ownership of PizzaEHut Marks                        5
      3.4    Protection of PizzaEHut Marks                       5
4.  TRAINING AND ASSISTANCE
      4.1    Management Training Programs                        6
5.  MANUAL
      5.1    Loan of Manual                                      6
      5.2    Ownership of Manual                                 7
      5.3    Confidentiality of Manual                           7
      5.4    Protection of Trade Secrets                         7
      5.5    Updates                                             7
6.  STANDARDS; DUTIES OF FRANCHISEE AND OPERATOR
      6.1    Interpretation of Standards                         7
      6.2    Promulgation of Standards                           7
      6.3    Limitation on Promulgation of Standards             7
      6.4    Inspections                                         7
      6.5    Compliance with Laws                                8
      6.6    Identification                                      8
      6.7    Uniforms                                            8
      6.8    Coin-Operated Machines                              8
      6.9    Assumed Name Certificate                            8
      6.10   Approved Products                                   9
      6.11   SUS Computer System                                 9
      6.12   Prices                                              9
7.  ADVERTISING
      7.1    National Advertising                                10
      7.2    Local Advertising                                   10
      7.3    Approval of Advertising                             10
      7.4    Co-operative Advertising                            11
8.  PURCHASE OF EQUIPMENT, SUPPLIES, AND OTHER PRODUCTS
      8.1    Use of Approved Supplies and Approved Distributors  11
      8.2    Trade Secret Items                                  12
      8.3    Product Rebate                                      12
9.  FEES AND PAYMENT SCHEDULE
      9.1    Initial Franchise Fee                               13
      9.2    Monthly Service Fees                                13
      9.3    Transfer Fees                                       13
      9.4    Offset Rights                                       13
      9.5    Taxes                                               13
10.  BUSINESS PREMISES
      10.1   Restrictions on Use                                 13
      10.2   Site Selection                                      13
      10.3   Construction of System Restaurants                  14
      10.4   Right to De-Identify                                14
      10.5   Repair and Maintenance                              14
      10.6   Proof of Compliance                                 14
      10.7   System Restaurant Closure                           14
11.  BOOKS AND RECORDS
      11.1   Maintenance of Books and Records                    14
      11.2   Inspection and Audit                                15
      11.3   Selection of Accountants                            15
12.  COVENANTS AGAINST COMPETITION
      12.1   Acknowledgments                                     15
      12.2   In-Term Covenants                                   16
      12.3   Post-Term Covenants                                 16
      12.4   Perpetual Covenant                                  17
      12.5   Stock Ownership                                     17
13.  EMPLOYMENT RELATIONS
      13.1   Franchisee's Employees                              17
      13.2   Interference                                        17
14.  TRANSFERS
      14.1   Transfers by PHI                                    17
      14.2   Transfers by Franchisee                             17
      14.3   Transfer of Assets                                  17
      14.4   Consent to Transfers                                18
      14.5   Death or Incapacity                                 18
      14.6   Right of First Refusal                              19
15.  NON-INDIVIDUAL FRANCHISEES
      15.1   List of Individual Owners                           19
      15.2   Personal Guaranties                                 19
      15.3   Organizational Documents                            20
      15.4   Transfer Restrictions                               20
      15.5   Permitted Assignments                               20
      15.6   No Publicly Traded Ownership Interests              20
      15.7   Changes in Ownership or Organization                20
16.  INSURANCE AND INDEMNIFICATION
      16.1   Property Insurance                                  20
      16.2   Liability Insurance                                 21
      16.3   Proof of Insurance                                  21
      16.4   Indemnification and Waiver                          21
17.  REQUESTS FOR WAIVERS AND CONSENTS
      17.1   Requests for Waivers or Consents                    21
      17.2   Effect of Waivers and Consents                      22
      17.3   No Implied Waivers                                  22
18.  DEFAULT AND TERMINATION
      18.1   Defaults Without Cure Right                         22
      18.2   Defaults Subject to Cure Rights                     23
      18.3   NonDTermination Remedies                            23
19.  POST-TERMINATION PROVISIONS
      19.1   Use of PizzaEHut Marks and Systems                  24
      19.2   Cessation of Rights                                 24
      19.3   Effect on Other Duties                              24
      19.4   Spice Blends                                        24
      19.5   Trademarked Items                                   24
      19.6   Telephone Numbers                                   24
20.  DISPUTE RESOLUTION
      20.1   Jurisdiction and Governing Law                      24
      20.2   Remedies Cumulative                                 25
      20.3   Mediation                                           25
      20.4   Injunctive Relief                                   25
      20.5   Attorneys' Fees                                     25
21.  MISCELLANEOUS
      21.1   Relation of Parties                                 25
      21.2   Counterparts                                        25
      21.3   Third-Party Beneficiaries                           25
      21.4   Severability                                        26
      21.5   Protests, Requests and Notices                      26
      21.6   Time of Essence                                     26
      21.7   Rules of Construction                               26
      21.8   Merger                                              27

APPENDICES
APPENDIX A       PARTIAL LIST OF MARKS
APPENDIX B       LOCATIONS AND DELIVERY AREA
APPENDIX C       LANDLORD CERTIFICATION
APPENDIX D       CERTIFICATE OF OWNERSHIP
APPENDIX E       PERSONAL GUARANTY
APPENDIX F       ASSUMPTION OF OBLIGATIONS
APPENDIX G       CORPORATE RESOLUTION
APPENDIX H       SUS LICENSE AND SUPPORT AGREEMENT